Exhibit 99.1

Aida Pharmaceuticals, Inc. Acquires High-Level Research Institute in the People’s Republic of China

Acquisition Expected to Add  New Drug Products to Aida Pharmaceuticals, Inc.’s Product Line

SANTA MONICA, CA -- March 26, 2008 – Aida Pharmaceuticals, Inc (OTC BB: AIDA) today announced that it has signed two share transfer agreements to acquire a controlling interest in one of the leading microbiology research institutes in the People’s Republic of China, Jiangsu Institute of Microbiology Co., Ltd. (‘JSIM”).  Aida Pharmaceutical’s subsidiary, Hangzhou Aida Pharmaceuticals Co., Ltd will be acquiring a 43% equity interest in JSIM from Jin’ou Medicine Co., Ltd while Aida Pharmaceutical’s other subsidiary, Changzhou Fangyuan Pharmaceutical Co., Ltd. will be acquiring a 55% equity interest in JSIM from Jiangyin Hi-tech Group.  The transaction is expected to close shortly.  After the completion of the acquisition, Jiangsu Institute of Microbiology Co., Ltd. will become an indirect  subsidiary of Aida Pharmaceuticals.  This acquisition is expected to add several new products to Aida Pharmaceutical’s existing line of products, including several drugs that are undergoing clinical trials by the PRC’s State Food and Drug Administration.

Mr. Jin Biao, Chairman and CEO of Aida Pharmaceuticals, noted, “We believe this acquisition will significantly strengthen the research resources of Aida Pharmaceuticals.  We are proud to have JSIM join our group of companies and I believe the acquisition will fortify our mission to be an innovative pharmaceutical company in the People’s Republic of China”.

Jiangsu Institute of Microbiology Co., Ltd. is a national leader in microbiology with over thirty years of research history.  JSIM, located in Wuxi City in Jiangsu Province, has over thirty scientists and engineers that have completed over 200 research projects.  Over twenty research projects were developed as national-level key projects, as designated by the Chinese government.  JSIM’s research efforts have yielded numerous patents.

About Aida Pharmaceuticals, Inc.

Aida Pharmaceuticals, Inc. is a product-focused pharmaceuticals company engaged in the formulation, clinical testing, registration, manufacture, sales and marketing of advanced pharmaceutical and genetic products in mainland China. The Company's mission is to discover, develop and market meaningful new therapies that improve human health. Aida Pharmaceuticals, in operation since March 1999, is headquartered in Hangzhou, People’s Republic of China with manufacturing, distribution and sales points throughout mainland China.  Aida Pharmaceuticals, Inc. is GMP-certified in the People’s Republic of China and ISO9002-certified for quality assurance and ISO14000 certified for ecologically-friendly practices.

For additional information, please visit http://en.aidapharma.com.

Contact Information:

Ashley Hull

(310) 450-9100 opt 1

ashley@leacapital.com

Broker Contact:

Chesapeake Group

(410) 825-3930

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995:  Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

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